    Exhibit 99.1

OUTFRONT Media Reports First Quarter 2024 Results

Revenues of $408.5 million

Operating income of $14.0 million

Net loss attributable to OUTFRONT Media Inc. of $27.2 million

Adjusted OIBDA of $66.5 million

AFFO attributable to OUTFRONT Media Inc. of $23.2 million

Quarterly dividend of $0.30 per share, payable June 28, 2024

NEW YORK, May 2, 2024 – OUTFRONT Media Inc. (NYSE: OUT) today reported results for the quarter ended March 31, 2024.

“Strong local trends drove solid first quarter financial results, with total revenue up over 3% and Adjusted OIBDA up 10%” said Jeremy Male, Chairman and Chief Executive Officer of OUTFRONT Media. “It was particularly pleasing to see good growth in transit during the period, and encouragingly this trend has continued into the second quarter.”

	Three Months Ended March 31,
$ in Millions, except per share amounts	2024	2023
Revenues	$408.5	$395.8
Organic revenues	408.5	395.9
Operating income	14.0	10.2
Adjusted OIBDA	66.5	60.2
Net loss before allocation to non-controlling interests	(27.1)	(28.7)
Net loss[1]	(27.2)	(28.9)
Net loss per share[1,2,3]	($0.18)	($0.19)
Funds From Operations (FFO)[1]	22.3	17.1
Adjusted FFO (AFFO)[1]	23.2	8.8
Shares outstanding[3]	165.4	164.5
Notes: See exhibits for reconciliations of non-GAAP financial measures; 1) References to "Net loss", "Net loss per share", “FFO” and “AFFO” mean "Net loss attributable to OUTFRONT Media Inc.", "Net loss attributable to OUTFRONT Media Inc. per common share", “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively; 2) References to “per share” mean per common share for diluted earnings per weighted average share; 3) Diluted weighted average shares outstanding.

First Quarter 2024 Results

Consolidated
Reported revenues of $408.5 million increased $12.7 million, or 3.2%, for the first quarter of 2024 as compared to the same prior-year period. Organic revenues of $408.5 million increased $12.6 million, or 3.2%.

Reported billboard revenues of $328.8 million increased $8.2 million, or 2.6%, compared to the same prior-year period due primarily to an increase in average revenue per display (yield) and the impact of new and lost billboards in the period, partially offset by lower proceeds from condemnations. Organic billboard revenues of $328.8 million increased $8.1 million, or 2.5%.

Reported transit and other revenues of $79.7 million increased $4.5 million, or 6.0%, compared to the same prior-year period, due primarily to an increase in average revenue per display (yield), partially offset by the impact of new and lost transit franchise contracts. Organic transit and other revenues of $79.7 million increased $4.5 million, or 6.0%.

Total operating expenses of $238.7 million increased $3.2 million, or 1.4%, compared to the same prior-year period, due primarily to higher posting, maintenance, and other expenses, offset slightly by lower transit franchise expense. Selling, General and Administrative expenses (“SG&A”) of $110.5 million increased $2.6 million, or 2.4%, compared to the same prior-year period, primarily due to higher professional fees, higher compensation-related expenses and higher rent related to new offices, partially offset by lower travel and entertainment expenses.

Adjusted OIBDA of $66.5 million increased $6.3 million, or 10.5%, compared to the same prior-year period.

Segment Results

U.S. Media
Reported revenues of $389.6 million increased $13.2 million, or 3.5%, due primarily to higher billboard revenues. Billboard revenues increased 2.5% and Transit and other revenues increased 7.7%. Organic revenues increased $13.2 million, or 3.5%.

Operating expenses increased $3.6 million, or 1.6%, primarily driven by higher billboard revenues, higher guaranteed minimum annual payments to the New York Metropolitan Transportation Authority (the “MTA”), higher compensation-related expenses, higher maintenance and utilities costs, and higher posting and rotation costs, driven by higher business activity. SG&A expenses decreased by $0.1 million, or 0.1%, primarily driven by a lower provision for doubtful accounts and lower professional fees, partially offset by higher compensation-related expenses, higher rent related to new offices and higher insurance costs.

Adjusted OIBDA of $81.8 million increased $9.7 million, or 13.5%, compared to the same prior-year period.

Other
Reported revenues of $18.9 million decreased $0.5 million, or 2.6%, compared to the same prior-year period due primarily to a decline in third-party digital equipment sales, partially offset by an increase in average revenue per display (yield). Canada revenues of $18.6 million increased $1.0 million, or 5.7%. Organic revenues decreased $0.6 million, or 3.1%.
Operating expenses decreased $0.4 million, or 3.1%, due primarily to lower costs related to third-party digital equipment sales, partially offset by higher expenses in Canada. SG&A expenses increased $0.1 million, or 1.9%, driven primarily by higher expenses in Canada.

Adjusted OIBDA of $0.9 million decreased $0.2 million, or 18.2%, compared to the same prior-year period.

Corporate
Corporate costs, excluding stock-based compensation, increased $3.2 million, or 24.6%, to $16.2 million, due primarily to higher professional fees as a result of a management consulting project and the impact of market fluctuations on an unfunded equity-linked retirement plan offered by the Company to certain employees.

Impairment Charges
As previously disclosed, we recorded impairment charges in 2023 with respect to our U.S. Transit and Other reporting unit, primarily representing impairment charges related to our MTA asset group. As a result of our continued expectation of negative aggregate cash flows related to our MTA asset group, we recorded an additional impairment charge of $9.1 million in the first quarter of 2024, which relates to additional MTA equipment deployment cost spending during the quarter.

Interest Expense
Net interest expense in the first quarter of 2024 was $41.4 million, including amortization of deferred financing costs of $1.6 million, as compared to $37.7 million in the same prior-year period, including amortization of deferred financing costs of $1.6 million. The increase was due primarily to higher interest rates and a higher average debt balance compared to the same prior-year period. The weighted average cost of debt as of March 31, 2024 was 5.7% and as of March 31, 2023 was 5.4%.

Income Taxes
The benefit for income taxes was $0.5 million compared to a provision of $0.4 million in the same prior-year period, due primarily to changes in taxable income for our U.S. TRSs (as defined below) and our Canadian subsidiaries. Cash paid for income taxes in the three months ended March 31, 2024 was $0.1 million.

Net Loss Attributable to OUTFRONT Media Inc.
Net loss attributable to OUTFRONT Media Inc. decreased $1.7 million, or 5.9%, in the first quarter of 2024 compared to the same prior-year period. Diluted weighted average shares outstanding were 165.4 million for the first quarter of 2024 compared to 164.5 million for the same prior-year period. Net loss attributable to OUTFRONT Media Inc. per common share for diluted earnings per weighted average share was $0.18 in the first quarter of 2024 compared to $0.19 in the same prior-year period.

FFO & AFFO
FFO attributable to OUTFRONT Media Inc. increased $5.2 million, or 30.4%, in the first quarter of 2024, compared to the same prior-year period, due primarily to higher Adjusted OIBDA, offset somewhat by impairment charges on non-real estate assets and higher interest expense. AFFO attributable to OUTFRONT Media Inc. increased $14.4 million, or 163.6%, in the first quarter of 2024, compared to the same prior-year period, due primarily to higher Adjusted OIBDA, lower maintenance capital expenditures, and lower cash taxes expense.

Cash Flow & Capital Expenditures
Net cash flow provided by operating activities increased $21.2 million for the three months ended March 31, 2024, compared to the same prior-year period due primarily to a smaller use of cash related to accounts payable and accrued expenses, driven by lower incentive compensation payments made in 2024, and a decrease in prepaid MTA equipment deployment costs, partially offset by the timing of receivables and lower net income in 2024 compared to 2023, due to increased operating and SG&A expenses, and higher interest expense. Total capital expenditures decreased $4.2 million, or 18.6%, to $18.4 million for the three months ended March 31, 2024, compared to the same prior-year period.

Dividends
In the three months ended March 31, 2024, we paid cash dividends of $52.4 million, including $50.2 million on our common stock and vested restricted share units granted to employees and $2.2 million on our Series A Convertible Perpetual Preferred Stock (the “Series A Preferred Stock”). We announced on May 2, 2024, that our board of directors has approved a quarterly cash dividend on our common stock of $0.30 per share payable on June 28, 2024, to stockholders of record at the close of business on June 7, 2024.

Balance Sheet and Liquidity
As of March 31, 2024, our liquidity position included unrestricted cash of $42.4 million and $493.6 million of availability under our $500.0 million revolving credit facility, net of $6.4 million of issued letters of credit against the letter of credit facility sublimit under the revolving credit facility, and $30.0 of additional availability under our accounts receivable securitization facility. During the three months ended March 31, 2024, no shares of our common stock were sold under our at-the-market equity offering program, of which $232.5 million remains available. As of March 31, 2024, the maximum number of shares of our common stock that could be required to be issued on conversion of the outstanding shares of the Series A Preferred Stock was approximately 7.8 million shares. Total indebtedness as of March 31, 2024 was $2.8 billion, excluding $21.2 million of deferred financing costs, and includes a $600.0 million term loan, $1.7 billion of senior unsecured notes, $450 million of senior secured notes, and $120.0 million of borrowings under our accounts receivable securitization facility.

Conference Call
We will host a conference call to discuss the results on May 2, 2024, at 4:30 p.m. Eastern Time. The conference call numbers are 833-470-1428 (U.S. callers) and 404-975-4839 (International callers) and the passcode for both is 183767. Live and replay versions of the conference call will be webcast in the Investor Relations section of our website, www.outfront.com.

Supplemental Materials
In addition to this press release, we have provided a supplemental investor presentation which can be viewed on our website, www.outfront.com.

About OUTFRONT Media Inc.
OUTFRONT leverages the power of technology, location and creativity to connect brands with consumers outside of their homes through one of the largest and most diverse sets of billboard, transit, and mobile assets in North America. Through its technology platform, OUTFRONT will fundamentally change the ways advertisers engage audiences on-the-go.

Contacts:

Investors	Media
Stephan Bisson	Courtney Richards
Investor Relations	PR & Events Specialist
(212) 297-6573	(646) 876-9404
stephan.bisson@outfront.com	courtney.richards@outfront.com

Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States (“GAAP”) provided throughout this document, this document and the accompanying tables include non-GAAP financial measures as described below. We calculate organic revenues as reported revenues excluding revenues associated with the impact of foreign currency exchange rates (“non-organic revenues”). We provide organic revenues to understand the underlying growth rate of revenue excluding the impact of non-organic revenue items. Our management believes organic revenues are useful to users of our financial data because it enables them to better understand the level of growth of our business period to period. We calculate and define "Adjusted OIBDA" as operating income (loss) before depreciation, amortization, net (gain) loss on dispositions, stock-based compensation, and impairment charges. We calculate Adjusted OIBDA margin by dividing Adjusted OIBDA by total revenues. Adjusted OIBDA and Adjusted OIBDA margin are among the primary measures we use for managing our business, evaluating our operating performance and planning and forecasting future periods, as each is an important indicator of our operational strength and business performance. Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of Adjusted OIBDA and Adjusted OIBDA margin, as supplemental measures, are useful in evaluating our business because eliminating certain non-comparable items highlight operational trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier for users of our financial data to compare our results with other companies that have different financing and capital structures or tax rates. When used herein, references to “FFO” and “AFFO” mean “FFO attributable to OUTFRONT Media Inc.” and “AFFO attributable to OUTFRONT Media Inc.,” respectively. We calculate FFO in accordance with the definition established by the National Association of Real Estate Investment Trusts (“NAREIT”). FFO reflects net income (loss) attributable to OUTFRONT Media Inc. adjusted to exclude gains and losses from the sale of real estate assets, impairment charges, depreciation and amortization of real estate assets, amortization of direct lease acquisition costs and the same adjustments for our equity-based investments and non-controlling interests, as well as the related income tax effect of adjustments, as applicable. We calculate AFFO as FFO adjusted to include cash paid for direct lease acquisition costs as such costs are generally amortized over a period ranging from four weeks to one year and therefore are incurred on a regular basis. AFFO also includes cash paid for maintenance capital expenditures since these are routine uses of cash that are necessary for our operations. In addition, AFFO excludes certain non-cash items, including non-real estate depreciation and amortization, impairment charges on non-real estate assets, stock-based compensation expense, accretion expense, the non-cash effect of straight-line rent, amortization of deferred financing costs and the same adjustments for our non-controlling interests, along with the non-cash portion of income taxes, and the related income tax effect of adjustments, as applicable. We use FFO and AFFO measures for managing our business and for planning and forecasting future periods, and each is an important indicator of our operational strength and business performance, especially compared to other real estate investment trusts ("REITs"). Our management believes users of our financial data are best served if the information that is made available to them allows them to align their analysis and evaluation of our operating results along the same lines that our management uses in managing, planning and executing our business strategy. Our management also believes that the presentations of FFO and AFFO, as supplemental measures, are useful in evaluating our business because adjusting results to reflect items that have more bearing on the operating performance of REITs highlight trends in our business that may not otherwise be apparent when relying solely on GAAP financial measures. It is management’s opinion that these supplemental measures provide users of our financial data with an important perspective on our operating performance and also make it easier to compare our results to other companies in our industry, as well as to REITs. Since organic revenues, Adjusted OIBDA, Adjusted OIBDA margin, FFO and AFFO are not measures calculated in accordance with GAAP, they should not be considered in isolation of, or as a substitute for, revenues, operating income (loss) and net income (loss) attributable to OUTFRONT Media Inc., the most directly comparable GAAP financial measures, as indicators of operating performance. These measures, as we calculate them, may not be comparable to similarly titled measures employed by other companies. In addition, these measures do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs.

Please see Exhibits 4-6 of this release for a reconciliation of the above non-GAAP financial measures to the most directly comparable GAAP financial measures.

Cautionary Statement Regarding Forward-Looking Statements
We have made statements in this document that are forward-looking statements within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the use of forward-looking terminology such as “believes,” “expects,” “could,” “would,” “may,” “might,” “will,” “should,” “seeks,” “likely,” “intends,” “plans,” “projects,” “predicts,” “estimates,” “forecast” or “anticipates” or the negative of these words and phrases or similar words or phrases that are predictions of or indicate future events or trends and that do not relate solely to historical matters. You can also identify forward-looking statements by discussions of strategy, plans or intentions related to our capital resources, portfolio performance and results of operations. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of future events. Forward-looking statements depend on assumptions, data or methods that may be incorrect or imprecise and may not be able to be realized. We do not guarantee that the transactions and events described will happen as described (or that they will happen at all). The following factors, among others, could cause actual results and future events to differ materially from those set forth or contemplated in the forward-looking statements: declines in advertising and general economic conditions; the severity and duration of pandemics, and the impact on our business, financial condition and results of operations; competition; government regulation; our ability to operate our digital display platform; losses and costs resulting from recalls and product liability, warranty and intellectual property claims; our ability to obtain and renew key municipal contracts on favorable terms; taxes, fees and registration requirements; decreased government compensation for the removal of lawful billboards; content-based restrictions on outdoor advertising; seasonal variations; acquisitions and other strategic transactions that we may pursue could have a negative effect on our results of operations; dependence on our management team and other key employees; diverse risks in our Canadian business, including risks related to the sale of our Canadian business; experiencing a cybersecurity incident; changes in regulations and consumer concerns regarding privacy, information security and data, or any failure or perceived failure to comply with these regulations or our internal policies; asset impairment charges for our long-lived assets and goodwill; environmental, health and safety laws and regulations; expectations relating to environmental, social and governance considerations; our substantial indebtedness; restrictions in the agreements governing our indebtedness; incurrence of additional debt; interest rate risk exposure from our variable-rate indebtedness; our ability to generate cash to service our indebtedness; cash available for distributions; hedging transactions; the ability of our board of directors to cause us to issue additional shares of stock without common stockholder approval; certain provisions of Maryland law may limit the ability of a third party to acquire control of us; our rights and the rights of our stockholders to take action against our directors and officers are limited; our failure to remain qualified to be taxed as a REIT; REIT distribution requirements; availability of external sources of capital; we may face other tax liabilities even if we remain qualified to be taxed as a REIT; complying with REIT requirements may cause us to liquidate investments or forgo otherwise attractive investments or business opportunities; our ability to contribute certain contracts to a taxable REIT subsidiary (“TRS”); our planned use of TRSs may cause us to fail to remain qualified to be taxed as a REIT; REIT ownership limits; complying with REIT requirements may limit our ability to hedge effectively; failure to meet the REIT income tests as a result of receiving non-qualifying income; the Internal Revenue Service may deem the gains from sales of our outdoor advertising assets to be subject to a 100% prohibited transaction tax; establishing operating partnerships as part of our REIT structure; and other factors described in our filings with the Securities and Exchange Commission (the "SEC"), including but not limited to the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 22, 2024. All forward-looking statements in this document apply as of the date of this document or as of the date they were made and, except as required by applicable law, we disclaim any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

EXHIBITS

Exhibit 1: CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions, except per share amounts)	2024	2023
Revenues:
Billboard	$328.8	$320.6
Transit and other	79.7	75.2
Total revenues	408.5	395.8
Expenses:
Operating	238.7	235.5
Selling, general and administrative	110.5	107.9
Net loss on dispositions	0.1	0.3
Impairment charges	9.1	—
Depreciation	18.5	20.1
Amortization	17.6	21.8
Total expenses	394.5	385.6
Operating income	14.0	10.2
Interest expense, net	(41.4)	(37.7)
Loss before benefit (provision) for income taxes and equity in earnings of investee companies	(27.4)	(27.5)
Benefit (provision) for income taxes	0.5	(0.4)
Equity in earnings of investee companies, net of tax	(0.2)	(0.8)
Net loss before allocation to non-controlling interests	(27.1)	(28.7)
Net income attributable to non-controlling interests	0.1	0.2
Net loss attributable to OUTFRONT Media Inc.	$(27.2)	$(28.9)

Net loss per common share:
Basic	$(0.18)	$(0.19)
Diluted	$(0.18)	$(0.19)

Weighted average shares outstanding:
Basic	165.4	164.5
Diluted	165.4	164.5

Exhibit 2: CONSOLIDATED STATEMENTS OF FINANCIAL POSITION
(Unaudited) See Notes on Page 13

	As of
(in millions)	March 31, 2024	December 31, 2023
Assets:
Current assets:
Cash and cash equivalents	$42.4	$36.0
Receivables, less allowance ($17.6 in 2024 and $17.2 in 2023)	251.7	287.6
Prepaid lease and franchise costs	3.3	4.5
Other prepaid expenses	15.8	19.2
Assets held for sale	31.8	34.6
Other current assets	14.4	15.7
Total current assets	359.4	397.6
Property and equipment, net	657.1	657.8
Goodwill	2,006.4	2,006.4
Intangible assets	682.9	695.4
Operating lease assets	1,577.6	1,591.9
Assets held for sale	211.1	214.3
Other assets	19.5	19.5
Total assets	$5,514.0	$5,582.9

Liabilities:
Current liabilities:
Accounts payable	$54.4	$55.5
Accrued compensation	32.2	41.4
Accrued interest	23.2	34.2
Accrued lease and franchise costs	59.2	80.0
Other accrued expenses	56.2	56.2
Deferred revenues	52.4	37.7
Short-term debt	120.0	65.0
Short-term operating lease liabilities	185.6	180.9
Liabilities held for sale	21.4	24.1
Other current liabilities	17.6	18.0
Total current liabilities	622.2	593.0
Long-term debt, net	2,677.8	2,676.5
Asset retirement obligation	33.3	33.0
Operating lease liabilities	1,400.8	1,417.4
Liabilities held for sale	90.8	90.9
Other liabilities	41.9	42.0
Total liabilities	4,866.8	4,852.8

Commitments and contingencies

Preferred stock (2024 - 50.0 shares authorized, and 0.1 shares of Series A Preferred Stock issued and outstanding; 2023 - 50.0 shares authorized, and 0.1 shares issued and outstanding)	119.8	119.8
Stockholders’ equity:
Common stock (2024 - 450.0 shares authorized, and 165.9 shares issued and outstanding; 2023 - 450.0 shares authorized, and 165.1 issued and outstanding)	1.7	1.7
Additional paid-in capital	2,431.9	2,432.2
Distribution in excess of earnings	(1,900.5)	(1,821.1)
Accumulated other comprehensive loss	(8.9)	(5.8)
Total stockholders’ equity	524.2	607.0
Non-controlling interests	3.2	3.3
Total equity	647.2	730.1
Total liabilities and equity	$5,514.0	$5,582.9

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2024	2023
Operating activities:
Net loss attributable to OUTFRONT Media Inc.	$(27.2)	$(28.9)
Adjustments to reconcile net loss to net cash flow provided by operating activities:
Net income attributable to non-controlling interests	0.1	0.2
Depreciation and amortization	36.1	41.9
Deferred tax provision	1.0	1.0
Stock-based compensation	7.2	7.8
Provision for doubtful accounts	1.1	1.4
Accretion expense	0.8	0.8
Net loss on dispositions	0.1	0.3
Equity in earnings of investee companies, net of tax	0.2	0.8
Distributions from investee companies	0.7	0.8
Amortization of deferred financing costs and debt discount and premium	1.6	1.6
Change in assets and liabilities, net of investing and financing activities:
Decrease in receivables	34.9	54.0
Increase in prepaid MTA equipment deployment costs	—	(18.8)
Increase in prepaid expenses and other current assets	(2.0)	(1.0)
Decrease in accounts payable and accrued expenses	(41.6)	(70.9)
Increase in operating lease assets and liabilities	3.6	4.2
Increase in deferred revenues	14.7	19.5
Increase (decrease) in income taxes	1.2	(4.2)
Decrease in assets and liabilities held for sale, net	(0.5)	—
Other, net	(1.4)	(1.1)
Net cash flow provided by operating activities	30.6	9.4

Investing activities:
Capital expenditures	(18.4)	(22.6)
Acquisitions	(6.0)	(5.1)
MTA franchise rights	—	(0.1)
Net proceeds from dispositions	5.4	0.1
Net cash flow used for investing activities	(19.0)	(27.7)

Financing activities:
Proceeds from borrowings under short-term debt facilities	65.0	85.0
Repayments of borrowings under short-term debt facilities	(10.0)	—
Payments of deferred financing costs	(0.1)	—
Taxes withheld for stock-based compensation	(7.4)	(12.3)
Dividends	(52.4)	(52.0)
Net cash flow provided by (used for) financing activities	(4.9)	20.7

Exhibit 3: CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2024	2023
Effect of exchange rate changes on cash and cash equivalents	(0.3)	—
Net increase in cash and cash equivalents	6.4	2.4
Cash and cash equivalents at beginning of period	36.0	40.4
Cash and cash equivalents at end of period	$42.4	$42.8

Supplemental disclosure of cash flow information:
Cash paid for income taxes	$0.1	$3.6
Cash paid for interest	51.2	49.2

Non-cash investing and financing activities:
Accrued purchases of property and equipment	8.0	5.9
Accrued MTA franchise rights	—	3.0
Taxes withheld for stock-based compensation	0.1	—

Exhibit 4: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION
(Unaudited) See Notes on Page 13

	Three Months Ended March 31, 2024
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$313.9	$14.9	$—	$328.8
Transit and other	75.7	4.0	—	79.7
Total revenues	$389.6	$18.9	$—	$408.5
Organic revenues(a):
Billboard	$313.9	$14.9	$—	$328.8
Transit and other	75.7	4.0	—	79.7
Total organic revenues(a)	$389.6	$18.9	$—	$408.5
Non-organic revenues(b):
Billboard	$—	$—	$—	$—
Transit and other	—	—	—	—
Total non-organic revenues(b)	$—	$—	$—	$—

Operating income (loss)	$36.5	$0.9	$(23.4)	$14.0
Net loss on dispositions	0.1	—	—	0.1
Impairment charges	9.1	—	—	9.1
Depreciation and amortization	36.1	—	—	36.1
Stock-based compensation	—	—	7.2	7.2
Adjusted OIBDA	$81.8	$0.9	$(16.2)	$66.5

Adjusted OIBDA margin	21.0%	4.8%	*	16.3%

Capital expenditures	$17.6	$0.8	$—	$18.4

	Three Months Ended March 31, 2023
(in millions, except percentages)	U.S. Media	Other	Corporate	Consolidated
Revenues:
Billboard	$306.1	$14.5	$—	$320.6
Transit and other	70.3	4.9	—	75.2
Total revenues	$376.4	$19.4	$—	$395.8
Organic revenues(a)
Billboard	$306.1	$14.6	$—	$320.7
Transit and other	70.3	4.9	—	75.2
Total organic revenues(a)	$376.4	$19.5	$—	$395.9
Non-organic revenues(b):
Billboard	$—	$(0.1)	$—	$(0.1)
Transit and other	—	—	—	—
Total non-organic revenues(b)	$—	$(0.1)	$—	$(0.1)

Operating income (loss)	$33.3	$(2.3)	$(20.8)	$10.2
Net loss on dispositions	0.3	—	—	0.3
Depreciation and amortization	38.5	3.4	—	41.9
Stock-based compensation	—	—	7.8	7.8
Adjusted OIBDA	$72.1	$1.1	$(13.0)	$60.2

Adjusted OIBDA margin	19.2%	5.7%	*	15.2%

Capital expenditures	$22.0	$0.6	$—	$22.6

Exhibit 5: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2024	2023
Net loss attributable to OUTFRONT Media Inc.	$(27.2)	$(28.9)
Depreciation of billboard advertising structures	13.6	15.1
Amortization of real estate-related intangible assets	16.1	18.3
Amortization of direct lease acquisition costs	13.1	12.4
Net loss on disposition of real estate assets	0.1	0.3
Impairment charges(c)	6.7	—
Adjustment related to non-controlling interests	(0.1)	(0.1)
FFO attributable to OUTFRONT Media Inc.	$22.3	$17.1
Non-cash portion of income taxes	(0.6)	(3.2)
Cash paid for direct lease acquisition costs	(15.3)	(16.5)
Maintenance capital expenditures	(4.7)	(8.8)
Other depreciation	4.9	5.0
Other amortization	1.5	3.5
Impairment charges on non-real estate assets(c)	2.4	—
Stock-based compensation	7.2	7.8
Non-cash effect of straight-line rent	3.1	1.5
Accretion expense	0.8	0.8
Amortization of deferred financing costs	1.6	1.6
AFFO attributable to OUTFRONT Media Inc.	$23.2	$8.8

Exhibit 6: SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL MEASURES
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,
(in millions)	2024	2023
Adjusted OIBDA	$66.5	$60.2
Interest expense, net, less amortization of deferred financing costs	(39.8)	(36.1)
Cash paid for income taxes	(0.1)	(3.6)
Direct lease acquisition costs	(2.2)	(4.1)
Maintenance capital expenditures	(4.7)	(8.8)
Equity in earnings of investee companies, net of tax	(0.2)	(0.8)
Non-cash effect of straight-line rent	3.1	1.5
Accretion expense	0.8	0.8
Adjustment related to non-controlling interests	(0.2)	(0.3)
AFFO attributable to OUTFRONT Media Inc.	$23.2	$8.8

Exhibit 7: OPERATING EXPENSES
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,		%
(in millions, except percentages)	2024	2023	Change
Operating expenses:
Billboard property lease(d)	$121.7	$121.2	0.4%
Transit franchise	59.0	59.6	(1.0)
Posting, maintenance and other	58.0	54.7	6.0
Total operating expenses	$238.7	$235.5	1.4

Exhibit 8: EXPENSES BY SEGMENT
(Unaudited) See Notes on Page 13

	Three Months Ended
	March 31,		%
(in millions, except percentages)	2024	2023	Change
U.S. Media:
Operating expenses(d)	$226.2	$222.6	1.6%
SG&A expenses	81.6	81.7	(0.1)

Other:
Operating expenses	12.5	12.9	(3.1)
SG&A expenses	5.5	5.4	1.9

NOTES TO EXHIBITS

PRIOR PERIOD PRESENTATION CONFORMS TO CURRENT REPORTING CLASSIFICATIONS.

(a)Organic revenues exclude revenues associated with the impact of foreign currency exchange rates (“non-organic revenues”).
(b)In the three months ended March 31, 2023, non-organic revenues reflect the impact of foreign currency exchange rates.
(c)Impairment charges recorded in the first quarter of 2024, due to the long-term outlook of our U.S. Transit and Other reporting unit.
(d)Includes an out-of-period adjustment of $5.2 million recorded in the three months ended March 31, 2023, related to variable billboard property lease expenses.

* Calculation not meaningful.